Exhibit 4.4

HEXCEL CORPORATION

2003 INCENTIVE STOCK PLAN

As Amended and Restated May 7, 2009

I.  Purpose

The Hexcel Corporation 2003 Incentive Stock Plan  was approved by the stockholders of the Corporation on May 19, 2005 and was amended and restated on December 31, 2008 to conform to Section 409A of the Internal Revenue Code of 1986 (as amended the “Code”) (the “Existing Plan”). The Existing Plan was further amended and restated upon approval by the stockholders on May 7, 2009 (and as further amended, the “Plan”).

The Plan is intended to attract, retain and provide incentives to Employees, officers, Directors and consultants of the Corporation, and to thereby increase overall stockholders’ value.  The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares, other stock-based awards or any combination of the foregoing to the eligible participants.

II.  Definitions

(a)           “Award” includes, without limitation, stock options (including incentive stock options within the meaning of Section 422(b) of the Internal Revenue Code) with or without stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock, all on a stand-alone, combination or tandem basis, as described in or granted under the Plan.

(b)           “Award Agreement” means a written agreement setting forth the terms and conditions of each Award made under the Plan.

(c)           “Board” means the Board of Directors of the Corporation.

(d)           “Committee” means the Compensation Committee of the Board (or any duly authorized subcommittee thereof) or such other committee of the Board as may be designated by the Board from time to time to administer the Plan.

(e)           “Common Stock” means the $.01 par value common stock of the Corporation.

(f)            “Corporation” means Hexcel Corporation, a Delaware corporation.

(g)           “Director” means a member of the Board.

(h)           “Employee” means an employee of the Corporation or a Subsidiary.

(i)            “Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

(j)            “Fair Market Value” means the closing price for the Common Stock as reported in publications of general circulation from the New York Stock Exchange Consolidated Transactions Tape on such date, or, if there were no sales on the valuation date, on the next preceding date on which such closing price was recorded; provided, however, that the Committee may specify some other definition of Fair Market Value in good faith with respect to any particular Award; provided further, however, that any such other definition specified by the Committee shall, with respect to any Award of Stock Options (other than Incentive Stock Options) and Stock Appreciation Rights, result in a Fair Market Value for the Common Stock that would not be less than the fair market value determined in accordance with Section 1.409A-1(b)(5)(iv) of the Treasury Regulations (or any successor provision), unless the Committee specifically provides otherwise.

(k)           “Grant Date” shall mean (i) with respect to any Award other than a Stock Option or Stock Appreciation Right, the date on which the Authorizing Authority grants the Award or provides that the grant of the Award shall be effective and (ii) with respect to a Stock Option or Stock Appreciation Right, the date on which the Authorizing Authority completes the corporate action necessary to create a legally binding right constituting the Stock Option or Stock Appreciation Right, or such future date on which the grant is to be effective as provided by the Authorizing Authority at the time of the corporate action.  For purposes of this definition, “Authorizing Authority” means the Board, the Committee, or any other committee or any person that has been duly authorized by the Board or the Committee to authorize and approve the Award.

(l)            “Effective Date” means the date on which stockholders approve the Plan

(m)          “Participant” means an Employee, officer, Director or consultant who has been granted an Award under the Plan.

(n)           “Performance-Based Award” shall have the meaning ascribed to such term in the last paragraph of Section VI(i).

(o)           “Performance Goals” shall mean objective measures of performance based on one or more criteria established by the Committee.  Such criteria may relate to the performance of the Corporation, a Subsidiary, any subsection of the Corporation’s business or any combination thereof and may be expressed as an amount or as an increase or decrease over a specified period or a relative comparison of performance to the performance of a peer group of entities or other external measure of the selected performance criteria, and shall be based on one or more of the following: earnings, cash flow, customer satisfaction, safety, revenues, financial return ratios, market performance, productivity, costs, shareholder return and/or value, operating profits (including earnings before any or all of interest, taxes, depreciation and amortization), net profits, earnings per share, profit returns or margins, stock price and working capital (or elements thereof).

The Committee shall have the authority to make appropriate adjustments in Performance Goals to reflect the impact of unusual, non-recurring or extraordinary income or expense not reflected in such goals at the time they are set.  For purposes of the Plan, unusual, non recurring or extraordinary income or expense shall be defined as (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards or treatments that may be required or permitted by the Financial Accounting Standards Board, PCAOB or adopted by the Corporation or its subsidiaries after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Corporation or its subsidiaries, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30 (or successor literature), (6) the refinancing or repurchase of bank loans or debt securities, (7) the impact of capital expenditures, (8) the impact of the issuance or repurchase of equity securities and other changes in the number of outstanding shares, (9) charges related to the conversion of some or all of convertible securities to common stock; and (10) such other items as may be prescribed by Section 162(m) of the Internal Revenue Code and the treasury regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

(p)           “Qualified Award” shall mean an Award to a Covered Employee (as defined in Section 162(m) of the Internal Revenue Code) which is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

(q)           “Subsidiary” shall mean (i) with respect to any award other than a Stock Option or Stock Appreciation Right, any corporation, partnership, limited liability company or other business entity of which 50% or more of the equity interests is owned or controlled, directly or indirectly, by the Corporation; (ii) with respect to an Incentive Stock Option, any “subsidiary corporation” with respect to the Corporation within the meaning of Section 424(f) of the Code; and (iii) with respect to a Stock Option other than an Incentive Stock Option or with respect to a Stock Appreciation Right, any corporation or other entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest of at least 50% in another corporation or other entity in the chain, beginning with the corporation or other entity in which the Corporation has a controlling interest of at least 50%.  For this purpose, “controlling interest” shall have the meaning given in Section 1.409A-1(b)(5)(E)(1) of the Treasury Regulations (or any successor provision).

III.  Eligibility

Any Employee, officer, Director or consultant of the Corporation or a Subsidiary selected by the Committee is eligible to receive an Award pursuant to Section VI hereof.

IV.  Plan Administration

(a)           Except as otherwise determined by the Board, the Plan shall be administered by the Committee.  The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, Directors and consultants in the Plan and, except as otherwise required by law or the Plan, the grant terms of Awards, including vesting schedules, price, restriction or option period, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of the Plan, objectives and the attainment thereof with respect to Performance-Based Awards, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.  Any Committee (including any subcommittee) taking any such action with respect to any officer or director (as such terms are used in Rule 16b-3(a) under the Exchange Act) shall be composed of two or more persons, each of whom is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3)(i) of the Exchange

Act. Any Committee (including any subcommittee) taking any such action with respect to one or more Qualified Awards shall be composed of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

(b)           The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons.  No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Certificate of Incorporation, as it may be amended from time to time.

(c)           The Committee shall have the authority at the time of the grant of any Award to provide for the conditions and circumstances under which such Award shall be forfeited. Awards that vest on the lapse of time shall vest over a period of at least three years, and the performance period for Performance-Based Awards shall be at least one year, but the Committee may make exceptions for death, disability, new hires, promotions, retirement, change in control, and other special circumstances. The Committee shall have the authority to accelerate the vesting of any Award and the time at which any Award becomes exercisable. The Committee shall have the authority to cancel an Award (with the consent of the Participant holding such Award) on such terms and conditions as the Committee shall determine, except any repricing of a Stock Option or cash tender by the Corporation for a Stock Option shall require the approval of the stockholders.

V.  Capital Stock Subject to the Provisions of the Plan

(a)           The capital stock subject to the provisions of the Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock.  Subject to adjustment in accordance with the provisions of Section XI, and subject to Section V(c) below, the maximum number of shares of Common Stock that shall be available for grants of Awards under the Plan shall be 9,680,669 which, as of the Effective Date, included (i) 5,546,198 shares of Common Stock subject to outstanding grants of Awards under the Plan, and (ii) 4,134,471 shares of Common Stock available for future grants of Awards under the Plan.

(b)           The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award.  Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

(c)           There shall be carried forward and be available for Awards under the Plan, in addition to shares available for grant under paragraph (a) of this Section V, shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised, and the excess amount of Performance-Based  Awards which become fixed at less than their maximum limitations. The following shares shall not be available for Awards: shares tendered in payment of the exercise price for an option, shares withheld by the Corporation to satisfy a participant’s tax withholding obligation, and shares repurchased by the Corporation using the proceeds from the exercise of Stock Options.

VI.  Awards Under The Plan

The Board or Committee may grant Awards, including but not limited to the following types of Awards, each of which may be granted under the Plan on a stand-alone, combination or tandem basis:

(a)           Stock Option.  A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided, however, that no Stock Option shall have an exercise price per share less than 100% of the Fair Market Value per share of the Common Stock on the Grant Date of the Option. The term of a Stock Option shall not exceed ten years from grant.

(b)           Incentive Stock Option.  An Award which may be granted only to Employees in the form of a stock option which shall comply with the requirements of Internal Revenue Code Section 422 or any successor section as it may be amended from time to time. The exercise price of any incentive stock option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the incentive stock option Award.  Subject to adjustment in accordance with the provisions of Section XI, the aggregate number of shares which may be subject to incentive stock option Awards under the Plan shall not exceed the maximum number of shares provided in paragraph (a) of Section V above.  To the extent that the aggregate Fair Market Value of Common Stock with respect to which options intended to be incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options. The term of an Incentive Stock Option shall not exceed ten years from grant.

(c)           Stock Option in lieu of Compensation Election.  A right given with respect to a year to a Director, officer or key Employee to elect to exchange annual retainers, fees or compensation for stock options.

(d)           Stock Appreciation Right.  A right which may or may not be contained in the grant of a stock option or incentive stock option to receive the excess of the Fair Market Value of a share of Common Stock on the date the option is surrendered over the option exercise price or other specified amount contained in the Award Agreement. Such right may be payable in cash, Common Stock, or any combination thereof.  Unless the Committee otherwise provides, (i) no Stock Appreciation Right shall entitle the holder to an amount in excess of the Fair Market Value per share of Common Stock on the date the right is exercised over the Fair Market Value per share of Common Stock on the Grant Date of the Stock Appreciation Right and (ii)  any Stock Appreciation Right granted in tandem with a Stock Option or that otherwise entitles the holder of the Stock Appreciation Right to the excess of the Fair Market Value of a share of Common Stock purchasable under a Stock Option on the date the Stock Option is surrendered over the exercise price of the Stock Option must be granted on the same Grant Date as the related Stock Option. The term of a Stock Appreciation Right shall not exceed ten years from grant.

(e)           Restricted Shares.  A transfer of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

(f)            Dividend or Equivalent.  A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any Award; provided, however,

that dividends or their equivalent may only be paid to a Participant on the shares of Common Stock that have vested pursuant to the Award (but no dividend equivalent shall be granted with respect to any Stock Option or Stock Appreciation Right). The Participant shall receive a dividend payment or equivalent equal to the amount the Participant would have received had the Participant been a holder of such vested shares of Common Stock on the dividend record date.

(g)           Stock Award.  An unrestricted transfer of ownership of Common Stock.

(h)           Other Stock-Based Awards.  Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this Section VI.

(i)            Performance-Based Award.  A Performance-Based Award is any Award of the type listed in subsections VI(a) through VI(h) above that is based, in whole or in part, upon the attainment of one or more objectives. The Committee shall establish with respect to each Performance-Based Award the applicable objectives.  The objectives established by the Committee may be (but need not be) different each time the Committee grants one or more Performance-Based Awards and different objectives may be applicable to different Participants. An objective shall not be deemed to have been attained until the Committee certifies as to its attainment.  To the extent that a Performance-Based Award is intended to be a Qualified Award, the objectives must be based on one or more Performance Goals, and the attainment of such Performance Goals shall be objectively determinable.

No more than 50% of the shares available for grant under the Plan shall be granted with respect to Awards other than Stock Options or Stock Appreciation Rights.  For purposes of this limitation only, with respect to a Performance-Based Award, the number of shares deemed to be granted shall be that number of shares that will ultimately be issued if the target level of the applicable performance measure is achieved.

VII.  Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award and executed by the Corporation and Participant.

VIII.  Other Terms and Conditions

(a)           Assignability.  Unless provided to the contrary in any Award, no Award shall be assignable or transferable except by will, by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant.  No Award granted under the Plan shall be subject to execution, attachment or process.

(b)           Termination of Employment or Other Relationship.  The Committee shall determine the disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or other relationship with the Corporation or a Subsidiary.

(c)           Rights as a Stockholder.  A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant is the holder of record.  .

(d)           No Obligation to Exercise.  The grant of an Award shall impose no obligation upon the Participant to exercise the Award.

(e)           Payments by Participants.  The Committee may determine that Awards for which a payment is due from a Participant may be payable:  (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a “cashless exercise” program if established by the Corporation; (iv) by a combination of the methods described in (i) through (iii) above; or (v) by such other methods as the Committee may deem appropriate.

(f)            Withholding.  Except as otherwise provided by the Committee, (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

(g)           Maximum Awards.  The maximum number of shares of Common Stock with respect to which options and stock appreciation rights may be granted in any single calendar year to any single Participant under the Plan is equal to the maximum number of shares provided for in paragraph (a) of Section V.

IX.  Termination, Modification and Amendments

(a)           The Committee may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that no amendments to the Plan which require stockholder approval under applicable law, rule or regulation shall become effective unless the same shall be approved by the requisite vote of the Corporation’s stockholders.

(b)           No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

X.  Recapitalization

The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award, and the per share price thereof set forth in each outstanding Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.  The Committee shall also make the foregoing changes and any other changes, including changes in the classes of securities or other consideration available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XI.  No Right to Employment

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder or in any other agreement applicable between a Participant and the Corporation or a Subsidiary.

XII.  Governing Law

To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIII.  Savings Clause

The Plan is intended to comply in all aspects with applicable laws and regulations.  In case any one or more of the provisions of the Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit the Plan to be construed in compliance with all applicable laws so as to foster the intent of the Plan.

XIV.  Effective Date and Term

. The Plan shall be effective on the Effective Date. All Awards granted under the Existing Plan shall remain outstanding pursuant to the terms thereof.

The Plan shall terminate on the tenth anniversary of the Effective Date.  No Awards shall be granted after the termination of the Plan but all Awards outstanding under the Plan shall remain outstanding pursuant to the terms thereof.

*   *   *   *   *   *